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Exhibit 99.1

Thursday February 11, 10:00 am Eastern Time

Company Press Release

SOURCE: Revenge Marine, Inc.

Revenge Marine, Inc. Partners to Build Combined Revenues of Up to $20
Million

MIAMI, Feb. 11 /PRNewswire/ -- William C. Robinson, Executive Vice President of Revenge Marine, Inc.(OTC Bulletin Board: BOAT - news), a Nevada Corporation (Revenge), is pleased to announce that Revenge Marine has contracted to partner with First Chance Marine Finance to build a new dealer/retail network, which will serve as a pipeline for Revenge Marine products. This relationship should assist Revenge Marine in its efforts to consolidate boat manufacturers and exploit technology, by bringing investment capital and anticipated combined revenues in excess of $20 million to Revenge. "First Chance and its investment network share our vision of consolidating manufacturers in the marine industry. They support our strategy to build a broad-based corporation, with a range of product lines as well as construction & repair services, to provide stability through economic cycles and enable the investment required to improve products, reduce costs, and optimize sales. This partnering and investment completes our strategy by providing the outlets we need to grow retail sales."

Revenge Marine has made significant progress in integrating the companies it has acquired to-date, which include Egret Boat Company, Blackfin and Consolidated Marine, Inc. Mr. Robinson explains, "As we continue this integration process, we are beginning to attack operation costs and lay the foundation for the technology part of our strategy. Our goal is to incorporate more advanced technology into Revenge Marine products and services, and also to exploit technology to innovate the marketing and selling of these products and services."

Robinson illustrates the vision of the First Chance-Revenge strategy, "Currently, no one in the marine industry is offering our full range of flats boats through megayachts, combined with service & repair and a retail dealer network all in the same company. We intend to utilize Internet technology to achieve two primary marketing goals. The first is to continue capturing the large market potential of the baby-boom generation, who are pushing sales of high-end recreational products over the next 5-7 years. The second goal is to use our product and marketing technology to attract the twenty-something future boat purchasers who will form the next buying generation for this industry. Revenge has hired the noted integrated Web marketing firm Plus Media, who has consulted to Pixar and Johnson & Johnson, to develop its comprehensive, Internet-based marketing strategy. Freed from the fragmentation of service & repair, retail and manufacturing all competing against each other, our retail dealer network and on-line marina will bring Revenge to the fulfillment of its long-range marine industry consolidation plan. From the shop floor to the store, over the Internet and in company-owned retail locations throughout the country, we are positioned to launch Revenge well into the 21st century." Robinson continues, "The unique network of retail outlets to be assembled by our new partnership should play a key role in this innovative marketing and selling program, and will offer a diverse range of quality products and services to the boat buyer."
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Robinson articulated the specifics of the transaction, "First Chance and Revenge entered into a merger agreement today to combine their companies. Revenge has agreed to issue approximately 9,000,000 restricted shares of its common stock to First Chance shareholders and First Chance will become a subsidiary of Revenge. We are excited about the integration of the capabilities of these two companies and by the significant financial resources that the First Chance investors bring to our combined efforts."

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially. There is no assurance the above described transaction will be completed. There can be no assurance of the ability of the company to achieve sales goals, obtain contracts or financing, consummate acquisitions or achieve profitability in the future. The above and additional factors are discussed in detail in the Company's filings with the S.E.C.